THIRD AMENDMENT
TO THE
QUAKER OATS COMPANY
BENEFITS PROTECTION TRUST

This Agreement dated _________, 2000, is entered into by The Quaker Oats Company, a New Jersey corporation (the "Employer"), and Harris Trust and Savings Bank (the "Trustee").

WITNESSETH THAT:

WHEREAS, on August 17, 1988, the Employer and Trustee entered into a trust agreement establishing The Quaker Oats Company Benefits Protection Trust (the "Trust"); and

WHEREAS, under the terms of the Trust, the Employer has the ability to amend the Trust from time to time, and the Trust has been amended by First and Second Amendments thereto; and

WHEREAS, the Employer deems it desirable that the Trust be further amended;

NOW THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Employer and Trustee agree to amend the Trust as follows:

I.

By substituting the following for Section 1.4 of the Trust, effective as of May 13, 1998:

"1.4     'Change in Control of Quaker' shall be deemed to have occurred if:

(a)     any 'Person,' which shall mean a 'person' as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the 'beneficial owner' (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities;

(b)    during any period of 24 consecutive months (not including any period prior to May 13, 1998), individuals, who at the beginning of such period constitute the Company's Board of Directors (the 'Board'), and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c)(2) or (d) of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of the period cease for any reason to constitute at least a majority thereof;

(c)     the stockholders of the Company approve (1) a plan of complete liquidation of the Company or (2) the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in subparagraphs (d)(1) or (d)(2) of this Section; or

(d)    the stockholders of the Company approve a merger or consolidation of the Company with any  other company other than:

(1)    such a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting securities immediately after such merger or consolidation; or

(2)     such a merger or consolidation which would result in the directors of the Company who were directors immediately prior thereto continuing to constitute at least 50% of the directors of the surviving entity immediately after such merger or consolidation.

In this paragraph (d), 'surviving entity' shall mean only an entity in which all of the Company's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation, and the phrase 'directors of the Company who were directors immediately prior thereto' shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation, or who were new directors (other than any director designated by a Person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c)(2), (d)(1) or (d)(2) of this Section) whose election by the Board, or whose nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the directors before the beginning of such period.

Notwithstanding the above, application of this Trust to all written Executive Separation Agreements and the Quaker Officers Severance Program, defined in Exhibit A, the following is to be substituted for paragraphs (c) and (d) above effective March 8, 2000:

'(c.)    the stockholders of the Company approve (1) a plan of complete liquidation of the Company or (2) the sale or disposition by the Company of all or substantially all of the Company's assets unless the acquirer of the assets or its directors shall meet the conditions for a merger or consolidation in paragraph d. of this Section; or

(d.)    the stockholders of the Company approve a merger or consolidation of the Company with any other company other than such a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the Company's or such surviving entity's outstanding voting securities immediately after such merger or consolidation. In this paragraph d., "surviving entity" shall mean only an entity in which all of the Company's stockholders immediately before such merger or consolidation become stockholders by the terms of such merger or consolidation.' "

II.

By substituting the following for Exhibit A to the Trust, effective as of January 1, 1999:

"EXHIBIT A

TO

THE QUAKER OATS COMPANY

BENEFITS PROTECTION TRUST

Plans/Agreements Covered:                       1.   The Quaker 415 Excess Benefit Plan

      The Quaker Eligible Earnings Adjustment Plan

      The Quaker Supplemental Executive Retirement Program (effective August 1, 1989), including all other retirement supplements provided for in written employment agreements or separation agreements

      Deferred Compensation Plan for Executives of The Quaker Oats Company

      All written Executive Separation Agreements

      Quaker Officers Severance Program

      Deferred Compensation Plan for Directors of The Quaker Oats Company

      The Quaker Oats Company Stock Compensation Plan for Outside Directors"

IN WITNESS WHEREOF, the Employer and the Trustee have caused this Amendment to be executed on their behalf and their respective seals to be hereunder affixed and attested by their respective officers thereunto duly authorized, the day and year first above written.

ATTEST:	EMPLOYER:
/s/ Gerald A. Cassioppi	By: /s/ Pamela S. Hewitt
Its: Assistant Secretary	Its: Senior Vice President
(Seal)

ATTEST:	TRUSTEE:
/s/ George A. Flentge	/s/ Sarah L. Ross
Its: Vice President	Its: Vice President
(Seal)